Contact Information: China Precision Steel Dan Carlson, Non-Executive Director DanielCarlson@comcast.net	Elite IR Leslie J. Richardson, Partner +852-3183 0283 Leslie.richardson@elite-ir.com

China Precision Steel Announces Changes in Roles of Senior Management

SHANGHAI, China, May 3, 2010 -- China Precision Steel, Inc. (Nasdaq: CPSL - News) ("China Precision Steel" or the "Company"), a niche precision steel processing Company principally engaged in producing and selling high precision, cold-rolled steel products, announced today that it has appointed Mr. Hai Sheng Chen as the Company’s new Chief Executive Officer and Mr. Zu De Jiang as the Company’s new Chief Operation Officer, effective as of May 1, 2010.  Mr. Chen is replacing Dr. Wo Hing Li who is stepping down from the role of Chief Executive Officer but will remain Chairman of the Company’s Board of Directors.

“We are very grateful to Mr. Chen and Mr. Jiang for their contribution to the growth and success of our Company,” commented Dr. Wo Hing Li, China Precision Steel’s Chairman and CEO. “As a co-founder of the Company, Mr. Chen’s in-depth knowledge and experience combined with his strong commitment to the Company’s long-term growth qualify him as an ideal candidate for the CEO position. Moreover, I am confident that our executive team will continue providing excellent leadership in enhancing our market position as a high quality precision steel processing company.”

“With the rebound in the global economy and the recent completion of our third mill, we are in an exciting new expansion phase,” Mr. Hai Sheng Chen stated.  “I am very excited to take the reins of the company from Dr. Li and will be working closely with him to properly transition the management and build on the successful momentum of the organization."

Mr. Chen is a co-founder of China Precision Steel and has been the General Manager of the Company since July 2002. From July 2001 to July 2002, Mr. Chen was the Managing Director of Shanghai Krupp Stainless Steel Co. Limited, a steel processing company. From August 1999 to May 2001, Mr. Chen was the Deputy General Manager of Pudong Steel Co. Limited, a subsidiary of the Baosteel Group, a steel processing company. Mr. Chen has an Executive MBA Degree from China Europe International Business School and a Bachelors Degree in Metallic Pressure Processing from the Beijing University of Science and Technologies.

Mr. Jiang has been with China Precision Steel since the Company was founded in 2002.  He served as the Company’s Assistant General Manager from February 2002 to February 2007 and as Assistant CEO since March 2007.  Prior to joining the Company, Mr. Jiang served from September 1996 to June 2001, as the Deputy General Manager of Shanghai Pudong Stainless Steel Thin Plate Co., Ltd.  and from April 1984 to September 1996, as the Deputy Head of Operations of the Cold Rolling Plant at Shanghai Pudong Steel (Group) Co., Ltd.  Prior to that, Mr. Jiang held various positions between September 1967 and April 1984 at Shanghai No. 3 Steel Factory, including Division Chief of the Cold Rolling Division. Mr. Jiang graduated from Shanghai Metallurgical Academy in September 1967 and holds a diploma in Steel Rolling.

About China Precision Steel Inc.

China Precision Steel Inc. is a niche precision steel processing company principally engaged in the production and sale of high precision cold-rolled steel products and provides value added services such as heat treatment and cutting medium and high carbon hot-rolled steel strips. China Precision Steel’s high precision, ultra-thin, high strength (7.5 mm to 0.05 mm) cold-rolled steel products are mainly used in the production of automotive components, food packaging materials, saw blades and textile needles. The Company primarily sells to manufacturers in the People’s Republic of China and overseas markets such as Nigeria, Thailand, Indonesia and the Philippines. China Precision Steel was incorporated in 2002 and is headquartered in Sheung Wan, Hong Kong. Additional information can be found at the Company’s website http://chinaprecisionsteelinc.com.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements," including statements regarding the significance of Mr. Chen’s and Mr. Jiang’s appointment as CEO and COO, respectively and their ability to properly transition the management, build on the successful momentum of the organization and enhance the Company’s market position as a high quality precision steel processing company; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.